UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Triumph Financial, Inc.

(Exact name of registrant as specified in its charter)

Texas	20-477066
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12700 Park Central Drive, Suite 1700, Dallas, Texas 75251

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Depositary Shares Each Representing a 1/40th Interest in a Share of 7.125% Series C Fixed-Rate Non-Cumulative Perpetual Preferred Stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Triumph Financial, Inc. (the “Registrant”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listing of its common stock, par value $0.01 per share (the “Common Stock”), and depositary shares each representing a 1/40th interest in a share of 7.125% Series C Fixed-Rate Non-Cumulative Perpetual Preferred Stock of the Company (the “Depositary Shares”) from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”).

The Common Stock will trade on the NYSE under the symbol “TFIN” and the Depositary Shares will trade on the NYSE under the symbol “TFIN PR”. The Registrant expects the listing and trading of the Common Stock and Depositary Shares on Nasdaq to cease at the close of trading on or about August 18, 2025 and the listing and trading of the Common Stock and Depositary Shares on the NYSE to begin at market open on or about August 19, 2025.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Common Stock under the caption “Common Stock” and the description of the Depositary Shares under the caption “Preferred Stock”, in each case included in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-36722), filed with the Securities and Exchange Commission on February 11, 2025, is incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NYSE, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereto duly authorized.

TRIUMPH FINANCIAL, INC.

Date: August 15, 2025	By:	/s/ Adam D. Nelson
Adam D. Nelson
Executive Vice President & General Counsel